Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG TO REDEEM 3.650% NOTES DUE 2014

NEW YORK, August 9, 2013 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding 3.650% Notes Due 2014 (CUSIP No. 026874BV8) (the “Notes”) on September 9, 2013 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Notes a redemption price per $1,000 principal amount of Notes as determined in accordance with the indenture governing the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. As of August 9, 2013, $500,000,000 aggregate principal amount of Notes were outstanding.

The Notes are held only in book-entry form through The Depositary Trust Company (“DTC”). DTC will redeem the Notes in accordance with its procedures.

This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by The Bank of New York Mellon, the trustee with respect to the Notes.

Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews| LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.